EXHIBIT 99.1

Contact:

Budd Zuckerman

Genesis Select Corporation

(303) 415-0200

PCM REPORTS THIRD QUARTER RESULTS

Highlights (Continuing operations in Q3 2014 compared to Q3 2013):

•                  Net sales: increased to $339.1 million

•                  Gross profit: decreased 6% to $45.5 million (prior year included a $1.1 million benefit related to an LCD class action settlement)

•                  Gross profit margin: decreased to 13.4% from 14.3%

•                   Diluted earnings per share (EPS): decreased 94% to $0.01

•                  Exercised purchase option for our Lewis Center (Columbus), Ohio regional headquarters for approximately $6.6 million

•                  Repurchased 67,869 shares at an average price of $10.46

•                  Announced hiring of Robert Jay Miley as President of PCM, Inc.

El Segundo, California — November 6, 2014 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the third quarter of 2014. Consolidated net sales in Q3 2014 were $339.1 million, an increase of $0.4 million, from $338.7 million in Q3 2013. Consolidated gross profit for Q3 2014 was $45.5 million, a decrease of $2.9 million, or 6%, from $48.4 million in Q3 2013. Q3 2013 included a $1.1 million benefit related to an LCD flat panel class action settlement. Consolidated gross profit margin was 13.4% in Q3 2014 compared to consolidated gross profit margin of 14.3% in Q3 2013. EBITDA (as defined below) for Q3 2014 decreased $3.6 million, or 49%, to $3.8 million from $7.4 million in Q3 2013. Consolidated operating profit for Q3 2014 decreased $3.4 million, or 75%, to $1.2 million compared to $4.6 million for Q3 2013. Consolidated income from continuing operations decreased $2.0 million, or 92%, to $0.2 million in Q3 2014 compared to $2.2 million for Q3 2013. Consolidated net loss (including discontinued operations) was $0.1 million in Q3 2014 compared to consolidated net income of $1.9 million for Q3 2013. Diluted EPS from continuing operations for Q3 2014 was $0.01 compared to diluted EPS from continuing operations of $0.18 for Q3 2013, a decrease of 94%.

Commenting on the Company’s results, Frank Khulusi, Chairman, President and CEO of PCM, Inc. said, “While we are disappointed that our results were negatively impacted by two customer rollouts totaling $19.2 million that did not reoccur, we are pleased that our business otherwise performed in line with our expectations of mid to high single digit growth, despite a 16% decline in our MacMall segment. Excluding the impact of these two projects, our consolidated sales growth would have been 6%, with 7% growth in our Commercial segment and 15% growth in our Public Sector segment. With that said, we have been saying for many quarters that we are focused on growth in software, solutions and services, each of which have longer sales cycles than our volume hardware business. Our year over year growth in software, networking and servers were 7%, 25% and 50%, respectively.”

Khulusi continued, “We continue to stay the course on our overall transformation, making strategic and significant additions in headcount in our technical resources and sales force, now highlighted by our hiring of Jay Miley as our new President of PCM, Inc.  As I indicated in the press release announcing his hire, we believe Jay’s background in running large technology businesses as well as his expertise in advanced technology solutions is a perfect fit to help guide us along our journey. We believe Jay will bring us not only revenue and gross margin enhancing opportunities, but also expertise in building a culture focused on cost controls and optimization that a 20 year career in a very successful, but low margin Fortune 100 business can provide. In conjunction with Jay’s hiring, I am voluntarily reducing my annual base salary by 30%, or $250,000 to partially offset the cost of adding a president.  I firmly believe that our continued transformation, including the ongoing investments we have been making surrounding advanced technology solutions and services, combined with appropriate cost containment and the benefits we expect Jay to provide, should significantly improve shareholder value over the next 12 months. To that end, we are targeting double-digit revenue growth beginning in the second quarter of 2015 and our non-GAAP EBITDA margin to exceed 2.5% by the fourth quarter of 2015.”

Results of Operations

During the third quarter of 2014, we discontinued the operation of our retail store located in Torrance, California. As previously announced, during the second quarter of 2014, we discontinued the operation of two of our retail stores and our OnSale and eCost businesses. We reflected the results of these operations, which were historically reported as a part of our MacMall segment, as discontinued operations for all periods presented herein on our Consolidated Statements of Operations and Consolidated Balance Sheets. In addition, in October 2014, we made the final decision to discontinue the operation of our last retail store located in Santa Monica, California. Upon closure of this store in December 2014, we will no longer have any dedicated retail operations.

Net Sales

The following table presents our net sales by segment for the periods presented (in thousands):

	Three Months Ended September 30,
	2014		2013
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$249,628	74%	$252,590	75%	$(2,962)	(1)%
Public Sector	64,017	19	55,691	16	8,326	15
MacMall	25,500	7	30,401	9	(4,901)	(16)
Corporate & Other	(7)	—	(3)	—	(4)	NM (1)
Consolidated	$339,138	100%	$338,679	100%	$459	0%

(1)  Not meaningful.

Consolidated net sales were $339.1 million in Q3 2014 compared to $338.7 million in Q3 2013, an increase of $0.4 million. Consolidated sales of services were 9% of net sales in each of Q3 2014 and Q3 2013, and grew 5% over Q3 2013. Consolidated net sales were significantly impacted by a $19.2 million reduction in revenue in our Commercial segment associated with large prior year projects for two large enterprise customers that did not reoccur.  Excluding the impact of these two projects, consolidated net sales would have increased 6%, which we believe better reflects the health of our consolidated business taken as a whole.

Commercial net sales were $249.6 million in Q3 2014 compared to $252.6 million in Q3 2013, a decrease of $3.0 million. Sales of services in the Commercial segment grew to 12% of Commercial net sales in Q3 2014 compared to 11% in Q3 2013, and reflected a 4% growth in Commercial segment services revenue. Excluding the effect of the two projects that did not reoccur, Commercial net sales would have increased 7%. We believe we are seeing traction from the investments we are making in the area of sales headcount, software and advanced technology solutions. Other than the impact of these large projects discussed above, we believe the growth in the third quarter was strong. Looking forward, we expect to continue to see improvements from our investments but also expect that our revenue growth will continue to be impacted in the next two quarters resulting from an expected non-recurrence of certain large enterprise projects.

Public Sector net sales were $64.0 million in Q3 2014 compared to $55.7 million in Q3 2013, an increase of $8.3 million, or 15%. This increase in Public Sector net sales was due to a $4.5 million, or 12%, increase in sales in our federal government business and a $3.9 million, or 20%, increase in our state and local government and educational institutions business (SLED) sales.  The increase in sales was primarily due to increased contract and transactional sales, together with improved productivity of our account executives.

MacMall net sales were $25.5 million in Q3 2014 compared to $30.4 million in Q3 2013, a decrease of $4.9 million, or 16%. The decrease in MacMall net sales was primarily due to reductions in notebook sales, which were favorably impacted in the prior year due to a major MacBook Air introduction in June 2013.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $45.5 million in Q3 2014, a decrease of $2.9 million, or 6%, from $48.4 million in Q3 2013. Consolidated gross profit margin decreased to 13.4% in Q3 2014 from 14.3% in Q3 2013. The decrease in consolidated gross profit was primarily related to the $1.1 million LCD flat panel class action settlement we received in Q3 2013 and a $0.6 million decrease in vendor consideration in Q3 2014. The decrease in consolidated gross profit margin was primarily due to a 32 basis point reduction associated with the class action settlement in the prior year, a 17 basis point reduction associated with lower vendor consideration and a reduction in Public Sector selling margin primarily associated with its contract sales mix.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $44.3 million in Q3 2014 compared to $43.8 million in Q3 2013, an increase of $0.5 million, or 1%. Consolidated SG&A expenses as a percentage of net sales increased to 13.1% in Q3 2014 from 12.9% in Q3 2013 The increase in consolidated SG&A expenses in Q3 2014 was primarily due to a $0.5 million increase in professional service fees and a $0.2 million increase in depreciation expense, partially offset by a $0.2 million decrease in personnel costs. As a result of the acquisition of our Lewis Center, Ohio property for approximately $6.6 million, which is expected to close by December 31, 2014, we expect to realize annual SG&A savings of approximately $0.7 million. This facility houses critical functions in support of our Commercial and Public Sector segments, such as sales, sales support, managed services, a configuration center, warehouse and various back office functions, such as accounting, human resources, information technology, marketing, purchasing and other functions.

Operating Profit

The following table presents our operating profit and operating profit margin by segment for the periods presented (in thousands):

	Three Months Ended September 30,								Change in
	2014			2013			Change in		Operating
	Operating	Operating Profit		Operating	Operating Profit		Operating Profit		Profit Margin
	Profit	Margin(1)		Profit	Margin(1)		$	%	%
Commercial	$12,851	5.1%		$15,649	6.2%		$(2,798)	(18)%	(1.1)%
Public Sector	1,756	2.7		1,768	3.2		(12)	(1)	(0.5)
MacMall	(209)	(0.8)		699	2.3		(908)	(130)	(3.1)
Corporate & Other	(13,229)	(3.9	)(1)	(13,523)	(4.0	)(1)	294	2	0.1
Consolidated	$1,169	0.3%		$4,593	1.4		$(3,424)	(75)%	(1.1)%

(1)   Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $1.2 million in Q3 2014 compared to $4.6 million in Q3 2013, a decrease of $3.4 million, or 75%.

Commercial operating profit was $12.9 million in Q3 2014 compared to $15.6 million in Q3 2013, a decrease of $2.7 million, or 18%, primarily due to a $1.7 million decrease in Commercial gross profit, a $0.7 million increase in personnel costs and a $0.5 million increase in facility related costs.

Public Sector operating profit remained relatively flat at $1.8 million in Q3 2014 and Q3 2013.

MacMall operating loss was $0.2 million in Q3 2014 compared operating profit of $0.7 million in Q3 2013, a decrease of $0.9 million compared to prior year primarily due to a $0.9 million decrease in MacMall gross profit associated with the reduction in sales in Q3 2014.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $13.2 million in Q3 2014 compared to $13.5 million in Q3 2013, a decrease of $0.3 million, or 2%, primarily due to a decrease of $0.6 million in personnel costs, partially offset by a $0.3 million increase in depreciation expense.

Consolidated Balance Sheet and Cash Flow

We generated cash flow from operations for the nine months ended September 30, 2014 of $61.7 million, compared to cash provided by operations for the nine months ended September 30, 2013 of $38.4 million. Accounts receivable at September 30, 2014 was $194.9 million, a decrease of $0.9 million from December 31, 2013. Inventory at September 30, 2014 was $45.0 million, a decrease of $68.8 million from December 31, 2013 due to the sell through of a majority of the inventory purchased for specific customer contracts and large strategic purchases made near the end of the year. Accounts payable at September 30, 2014 was $112.0 million, a decrease of $18.9 million from December 31, 2013. We invested in capital expenditures during the nine months ended September 30, 2014 totaling $22.8 million compared to capital expenditures of $10.5 million during the nine months ended September 30, 2013. The increase in capital expenditures during the nine months ended September 30, 2014 was primarily due to our construction of a new cloud data center in New Albany, Ohio, leasehold improvements and other build-out costs related to our new Chicago and Austin offices, as well as increased costs associated with our ERP upgrade. Outstanding borrowings under our line of credit decreased by $55.0 million to $55.5 million at September 30, 2014 compared to December 31, 2013.  Working capital increased to $61.2 million at September 30, 2014 from $57.6 million at December 31, 2013.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for our continuing operations for the periods presented:

Average Account Executive	Three Months Ended September 30,
Headcount By Segment(1):	2014	2013
Commercial	498	450
Public Sector	108	111
MacMall	87	105
Total	693	666

(1)    Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications, and excluding the results of our discontinued operations, which are discussed above.

	Three Months Ended September 30,		Y/Y Sales
Product Sales Mix:	2014	2013	Growth
Software (1)	17%	16%	7%
Notebooks	14	18	(18)
Desktops	10	9	5
Networking	10	8	25
Delivered services	9	9	5
Manufacturer service and warranty (1)	8	6	40
Displays	5	6	(13)
Tablets	4	5	(20)
Storage	4	6	(28)
Servers	4	3	50
Accessories	3	3	13
Input devices	2	3	(11)
Other (2)	10	8	(2)
Total	100%	100%

(1) Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.

(2) All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. EBITDA should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that EBITDA allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions.  A reconciliation of the non-GAAP consolidated financial measure is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on November 6, 2014 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its third quarter results. To listen to PCM management’s discussion of its third quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on November 6, 2014 until November 12, 2014 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting pass code 28793938.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. In the 12 months ended September 30, 2014, we generated approximately $1.4 billion in revenue and now have approximately 2,800 employees, 64% of which are in sales or service positions. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to the impact of strategic investments; statements regarding expectations related to the impact of our hiring of Mr. Miley and improvement in shareholder value; statements regarding expectations for revenue growth and non-GAAP EBITDA margin; expectations for annual SG&A savings; and statements regarding the impacts of discontinuing operations on the future of our continuing operations. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on strategic investments including without limit investments in advanced technology solutions and services; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PCMG contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended June 30, 2014, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$339,138	$338,679	$1,005,887	$1,012,260
Cost of goods sold	293,628	290,288	862,709	869,282
Gross profit	45,510	48,391	143,178	142,978
Selling, general and administrative expenses	44,341	43,798	131,813	128,571
Operating profit	1,169	4,593	11,365	14,407
Interest expense, net	688	892	2,381	2,445
Income from continuing operations before income taxes	481	3,701	8,984	11,962
Income tax expense	327	1,512	3,872	5,003
Income from continuing operations	154	2,189	5,112	6,959
Loss from discontinued operations, net of taxes	(294)	(265)	(1,220)	(636)
Net income (loss)	$(140)	$1,924	$3,892	$6,323

Basic and Diluted Earnings (Loss) Per Common Share
Basic EPS:
Income from continuing operations	$0.01	$0.19	$0.42	$0.60
Loss from discontinued operations, net of taxes	(0.02)	(0.02)	(0.10)	(0.05)
Net income (loss)	(0.01)	0.17	0.32	0.55

Diluted EPS:
Income from continuing operations	$0.01	$0.18	$0.40	$0.58
Loss from discontinued operations, net of taxes	(0.02)	(0.02)	(0.10)	(0.05)
Net income (loss)	(0.01)	0.16	0.30	0.53

Weighted average number of common shares outstanding:
Basic	12,367	11,593	12,217	11,530
Diluted	12,954	12,034	12,871	11,844

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO

CONSOLIDATED OPERATING PROFIT

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
EBITDA(a):
Consolidated operating profit	$1,169	$4,593	$11,365	$14,407
Add: Consolidated depreciation expense	2,574	2,343	7,693	6,916
Consolidated amortization expense	72	452	244	1,393
EBITDA	$3,815	$7,388	$19,302	$22,716

(a)         EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,488	$9,992
Accounts receivable, net of allowances of $606 and $1,407	194,874	195,803
Inventories	45,032	113,843
Prepaid expenses and other current assets	25,225	14,892
Deferred income taxes	1,812	2,583
Current assets of discontinued operations	56	3,394
Total current assets	272,487	340,507
Property and equipment, net	71,386	55,806
Deferred income taxes	125	225
Goodwill	25,510	25,510
Intangible assets, net	4,458	4,684
Other assets	4,983	6,804
Non-current assets of discontinued operations	19	1,286
Total assets	$378,968	$434,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$111,962	$130,869
Accrued expenses and other current liabilities	25,941	29,128
Deferred revenue	14,222	9,427
Line of credit	55,454	110,499
Notes payable — current	3,169	1,167
Current liabilities of discontinued operations	547	1,821
Total current liabilities	211,295	282,911
Notes payable and other long-term liabilities	27,371	18,248
Deferred income taxes	7,564	7,901
Total liabilities	246,230	309,060
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,753,652 and 15,053,067 shares issued; and 12,380,524 and 11,790,674 shares outstanding	16	15
Additional paid-in capital	120,541	115,801
Treasury stock, at cost: 3,373,128 and 3,262,393 shares	(16,461)	(15,321)
Accumulated other comprehensive income	1,299	1,816
Retained earnings	27,343	23,451
Total stockholders’ equity	132,738	125,762
Total liabilities and stockholders’ equity	$378,968	$434,822

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash Flows From Operating Activities
Net income	$3,892	$6,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,149	8,884
Provision for deferred income taxes	550	1,585
Excess tax benefit related to stock option exercises	(290)	(260)
Non-cash stock-based compensation	1,074	1,220
Change in operating assets and liabilities:
Accounts receivable	1,151	9,390
Inventories	71,926	20,383
Prepaid expenses and other current assets	(10,689)	(5,476)
Other assets	1,807	(3,091)
Accounts payable	(20,440)	(6,599)
Accrued expenses and other current liabilities	(1,217)	(2,151)
Deferred revenue	4,769	8,236
Total adjustments	57,790	32,121
Net cash provided by operating activities	61,682	38,444
Cash Flows From Investing Activities
Purchases of property and equipment	(22,762)	(10,536)
Net cash used in investing activities	(22,762)	(10,536)
Cash Flows From Financing Activities
Net payments under line of credit	(55,045)	(24,545)
Capital lease proceeds	—	206
Borrowing under note payable	11,462	4,820
Payments under notes payable	(1,602)	(920)
Change in book overdraft	1,130	(1,542)
Payments of obligations under capital lease	(2,018)	(2,222)
Proceeds from stock issued under stock option plans	3,667	1,895
Payment for deferred financing costs	(30)	(1,141)
Common shares repurchased and held in treasury	(1,140)	(1,633)
Excess tax benefit related to stock option exercises	290	260
Net cash used in financing activities	(43,286)	(24,822)
Effect of foreign currency on cash flow	(138)	(193)
Net change in cash and cash equivalents	(4,504)	2,893
Cash and cash equivalents at beginning of the period	9,992	6,535
Cash and cash equivalents at end of the period	$5,488	$9,428
Supplemental Cash Flow Information
Interest paid	$2,541	$2,454
Income taxes paid	5,933	2,786
Supplemental Non-Cash Investing and Financing Activities
Purchase of property and equipment	$544	$663